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                                                                    Exhibit 99.1

Press Release
--For Immediate Release--


                         SECURITY CAPITAL PACIFIC TRUST
                                   Announces
             Shareholder Approval to Become Internally Managed REIT

September 8, 1997 -- Security Capital Pacific Trust (PTR) (NYSE: PTR) today announced that its shareholders voted to approve an agreement with Security Capital Group Incorporated (Security Capital) to exchange Security Capital's REIT management and property management companies for 3,295,533 shares of PTR common stock. A total of 82.75% of PTR's outstanding common shares were voted. Of those, 98.68% were voted in favor of the merger agreement, which is expected to close on September 9, 1997, subject to the conditions in the merger agreement.

As a result of the transaction, PTR will become an internally managed real estate investment trust (REIT) with Security Capital continuing as its largest shareholder. Personnel employed by the REIT management and property management companies will become employees of PTR. The transaction is immediately accretive to PTR's per share Funds from Operations (FFO), based on PTR's 1997 forecast.

R. Scot Sellers, PTR President and Chief Executive Officer, emphasized the excitement and momentum generated by this transaction. "Becoming an internally-managed company will substantially enhance PTR's strong growth fundamentals. We have established an exceptional development pipeline that will be an important component of future growth, and we have the team already in place to manage these assets as they are stabilized," he said. Mr. Sellers also noted that the company's management team will be able to increase their ownership in PTR through the new 1997 long-term incentive compensation plan also approved by shareholders today.

Over the past 22 months, PTR has repositioned its portfolio from markets with less attractive growth fundamentals to well-located communities in West Coast markets with high barriers to entry and excellent long-term growth prospects. Today, the company has over 51% of its capital deployed in these West Coast markets. Additionally, as of July 31, 1997, PTR owned or controlled land for more than $916 million of new developments in these same markets, which will be completed and stabilized at very attractive returns over the next four years.
"In our view, the strong cash flow growth we have been achieving in our West
Coast
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markets, combined with significant economic benefits to be derived from becoming an internally managed company, will have a substantial positive impact on long-term growth," said Mr. Sellers.

Under the terms of the agreement, Security Capital's REIT management and property management companies were valued at $75,838,457. The number of shares of PTR common stock issued to Security Capital was determined based on a price per PTR common share of $23.1025, the average closing price of PTR's common shares reported by the New York Stock Exchange for the five-day period prior to the PTR shareholder record date of August 6, 1997 for voting on the transaction.

PTR is the preeminent real estate operating company focusing on the development, acquisition, operation and long-term ownership of multifamily communities in the growing markets of the western United States. PTR's primary objective is generating long-term, sustainable growth in per share cash flow. As of July 31, 1997, PTR's portfolio of garden-style multifamily communities included 40,786 operating units, 6,672 units under construction and an estimated 8,092 units in planning. In addition, PTR owns or controls land for future development of an expected 3,300 additional garden-style multifamily units.

FOR MORE INFORMATION, CONTACT:      K. Scott Cannon     800/982-9293
                                    Gerard de Gunzburg  212/838-9292



In addition to historical information, this press release contains forward-looking statements under the federal securities laws. These statements are based on current expectations, estimates and projections about the industry and markets in which PTR operates, management's beliefs and assumptions made by management. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties which are difficult to predict. Actual operating results may be affected by changes in national and local economic conditions, competitive market conditions, weather, obtaining governmental approvals and meeting development schedules, and therefore, may differ materially from what is expressed or forecasted in this press release.